Filed Pursuant to Rule 424(b)(8)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUPPLEMENT #3

OF THE

PRELIMINARY PROSPECTUS

SPECIFICITY, INC.

801 West Bay Drive, Suite 206

Largo, Florida 33770

(813) 364-4744

1,765,000 SHARES OF COMMON STOCK

Consisting of 865,000 shares on behalf of existing shareholders

And

900,000 shares being offered by the Company

This Prospectus Supplement #3, dated May 26, 2022 (“Supplement #3”) to that prospectus filed on December 31, 2021, filed by Specificity, Inc. (the “Company”), is filed for the purpose of clarifying that selling shareholders may sell their shares at prevailing market prices now that the Company’s common stocks are quoted on OTCMarkets. Specifically, this Supplement #3 clarifies that selling shareholders under the prospectus may sell their shares at market price when there is an established trading marketing for the shares. This Supplement #3 replaces the phrase “national exchange” with “established trading market” as stated on the cover page and in the “Plan of Distribution” section, to be consistent with comments provided by the Commission.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement #3 is dated May 26, 2022